UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to Registration Number 333-282361

POST-EFFECTIVE AMENDMENT NO. 1

to Registration Statement No. 333-265892

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SideChannel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0837077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

146 Main Street, Suite 405 Worcester, MA	01608
(Address of principal executive offices)	(Zip Code)

Cipherloc Corporation 2021 Omnibus Equity Incentive Plan

(Full title of the plan)

Brian Haugli

Chief Executive Officer

SideChannel, Inc.

146 Main Street, Suite 405

Worcester, MA 01608

(Name and address of agent for service)

(508) 925-0114

(Telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq.

Anthony, Linder & Cacomanolis, PLLC

1700 Palm Beach Lakes Blvd, Suite 820

West Palm Beach, FL 33401

844-281-2863

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 registers the issuance of additional securities pursuant to the Plan (as defined below), which are securities of the same class relating to the same plan for which a registration statement on Form S-8 (Registration No. 333-260463) was filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2021 (the “Plan”), and to which post-effective amendments No. 1 was filed on Form S-8 (Registration No. 333-265892) on June 29, 2022 with the SEC and No. 2 was filed on Form S-8 (Registration No. 333-282361) on September 27, 2024 with the SEC. This Post-Effective Amendment is being filed by SideChannel, Inc. (the “Registrant”) pursuant to General Instruction E to Form S-8 to register an additional 14,196,898 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), of the Registrant (the “Ordinary Shares”) for which a registration statement on Form S-8 of the Registrant relating to the same employee benefit plan is effective.

Previously, the Registrant, f./k./a. Cipherloc Corporation, set up the Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”) to provide for grants of equity awards to designated employees, directors and other service providers of the Registrant and its affiliates. The number of shares of the Registrant’s common stock available for issuance under the Plan is subject to an automatic annual increase on the first day of each of the Registrant’s fiscal years beginning on January 1, 2022 and ending on the last January 1st during the initial ten-year term of the Plan by an amount equal to the lesser of: (i) 5% of the Registrant’s shares of common stock outstanding (on an as-converted basis, which shall include shares of the Registrant’s common stock issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares of the Registrant’s common stock, including, without limitation, preferred stock, warrants and employee options to purchase any shares of the Registrant’s common stock) on the final day of the immediately preceding calendar year and, (ii) such lesser number of shares of the Registrant’s common stock as determined by the Registrant’s board of directors.

For the 2025 year, the Registrant’s board of directors authorized an increase of 14,196,898 shares of the Registrant’s common stock under the Plan, consisting of the full 5% increase. For the 2024 year, the Registrant’s board of directors authorized an increase of 13,599,334 shares of the Registrant’s common stock under the Plan, consisting of the full 5% increase. These shares are in addition to the 8,000,000 shares of common stock registered on the Registrant’s Form S-8 filed with the SEC on October 25, 2021 (Registration No. 333-260463) (“2021 Registration Statement”), the 8,186,106 shares of common stock registered on the Registrant’s Form S-8 filed with the SEC on June 29, 2022 (Registration No. 333-265892), and the 13,599,334 shares of common stock registered on the Registrant’s Form S-8 filed with the SEC on September 27, 2024 (Registration No. 333-282361) collectively referred to as the “Post-effective Amendments”.

The information contained in the 2021 Registration Statement and the Post-effective Amendments, in each case as amended, is hereby incorporated by reference to these Post-Effective Amendments, except as modified in Part II, below.

This Registration Statement contains Part II. Part II contains information required to be set forth in the Registration Statement pursuant to Part II of Form S-8.

The Registrant will provide, without charge, to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents that are not specifically incorporated by reference.

In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by SideChannel, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference:

●	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024, filed with the SEC on December 13, 2024 and Amended Form 10-K/A for the year ended September 30, 2024 filed with the SEC on March 13, 2025;

●	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2024, March 31, 2025, and June 30, 2025 filed with the SEC on February 5, 2025, May 7, 2025, and August 13, 2025 respectively;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 21, 2025, February 5, 2025, February 14, 2025, February 19, 2025, May 7, 2025, June 17, 2025, July 15, 2025, August 13, 2025, August 20, 2025, October 8, 2025, October 29, 2025, December 3, 2025, December 9, 2025, and December 10, 2025;

●	The Registrant’s definitive proxy statement on Schedule 14A filed with the SEC on December 31, 2024; and

●	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Registrant or any predecessor of the Registrant, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor of the Registrant.

The Registrant’s Amended and Restated Bylaws provide for mandatory indemnification to the fullest extent permitted by General Corporation Law against all expense, liability and loss including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements, provided that the Registrant shall not be required to indemnify in a proceeding initiated by a director, officer, employee or agent of the corporation unless the proceeding in which indemnification is sought was authorized in advance by our board of directors.

The Registrant’s directors and officers are covered by insurance maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, the Registrant has entered into contracts with its directors and officers providing indemnification of such directors and officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
5.1*	Opinion of Anthony, Linder & Cacomanolis, PLLC
10.1	Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on July 20, 2021)
23.1*	Consent of RBSM, LLP
23.2*	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Worcester, Massachusetts, on the 18th day of December, 2025.

SIDECHANNEL, INC.

By:	/s/ Brian Haugli
Brian Haugli
Chief Executive Officer (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Haugli as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian Haugli	Chief Executive Officer and Director	December 18, 2025
Brian Haugli	(Principal Executive Officer)

/s/ Ryan Polk	Chief Financial Officer	December 18, 2025
Ryan Polk	(Principal Financial and Accounting Officer)

/s/ Deborah MacConnel	Chairwoman of the Board of Directors	December 18, 2025
Deborah MacConnel

/s/ Robert Brown	Director	December 18, 2025
Robert Brown

/s/ Nicholas Hnatiw	Director	December 18, 2025
Nicholas Hnatiw

/s/ Hugh Regan, Jr.	Director	December 18, 2025
Hugh Regan, Jr.

/s/ Anna Seacat	Director	December 18, 2025
Anna Seacat